Exhibit 99.1
August 6, 2018

COLUMBIA SPORTSWEAR COMPANY ANNOUNCES $200 MILLION INCREASE TO STOCK REPURCHASE AUTHORIZATION

PORTLAND, Ore.--(BUSINESS WIRE)--Columbia Sportswear Company (Nasdaq:COLM), a leading innovator in active outdoor apparel, footwear, accessories and equipment, today announced that its Board of Directors has authorized the repurchase of up to an additional $200 million of company common stock in market or negotiated transactions. The authorization is effective immediately. Year-to-date, the company has repurchased 939,560 shares, including 398,518 shares since our last earnings release on July 26, 2018. Currently, the company has $59.7 million remaining available under the current share repurchase authorization.

"Because of market opportunities we were on a path to exhausting the existing authorization more swiftly than anticipated. Our share repurchase program is an important part of our capital allocation strategy, and we are pleased we have been able to deliver additional returns to shareholders by repurchasing shares in the marketplace. Since 2014, we have repurchased over 3.4 million shares at approximately $58 per share”, said President and CEO, Tim Boyle. "We remain confident in our long-term sustainable profitable growth potential and ability to increase total return to shareholders in the years ahead".

The repurchase program does not obligate the company to acquire any specific number of shares or acquire shares over any specified period of time, and the share repurchase program may be commenced, modified, suspended, or discontinued at any time by the company at its discretion.

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the company’s expectations regarding its long-term growth potential and ability to increase total return to shareholders. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors", and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Contact:
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com